DOR BioPharma, Inc.
1691 Michigan Avenue
Miami, Florida 33139
www.dorbiopharma.com

DOR BioPharma Reports Second Quarter 2005 Financial Results
and Reviews Achievements

Miami, FL. - August 15, 2005 - DOR BioPharma, Inc. (AMEX: DOR) (“DOR” or the “Company”), a biopharmaceutical company focused on the development of novel therapeutics and vaccines for unmet medical needs, announced today its financial results for the second quarter ended June 30, 2005.

The Company reported an improved net loss to shareholders of $541,412 or $0.01 per share for the second quarter of 2005, compared to $1,473,376 or $0.04 per share for the second quarter of 2004. Revenues attributable to grants for the second quarter of 2005 were $1,422,703, compared to zero in the second quarter of 2004. Research and development costs for the second quarter of 2005 were $736,905 compared to $990,013 for the second quarter of 2004. General and administrative expenses for the second quarter 2005 were $423,873 compared to $498,894 for the second quarter of 2004. The improved second quarter result was due to the September 2004 $5,173,298 million grant award from the National Institute of Allergy and Infectious Diseases (NIAID) for RiVaxTM. In May of 2005 the grant was increased to $6,433,316 based on a new renegotiated Facilities and Administrative (F&A) rate with the NIAID from which the Company drew down significantly in the second quarter. Additionally, a portion of the net reduction in second quarter expenses was related to a recovery of stock option expense for the variable treatment of options for employees in the amount of $284,855. Our cost of revenues for the three months ended June 30, 2005 was $829,639 compared to zero for the three months ended June 30, 2004.

For the six months ended 2005, the Company reported an improved net loss to shareholders of $1,570,727 or $0.03 per share, compared to $3,139,386 or $0.08 per share for the six months ended June 30, 2004. For the six months ended 2005, revenues increased to $1,536,243, compared to $66,095 for the six months ended June 30, 2004. For the six months ended 2005, research and development decreased to $1,466,891, compared to $1,689,524 for the six months ended June 30, 2004. In 2004, costs for research and development were higher due to the completion of the pivotal Phase III clinical trial of orBec®. For the six months ended 2005, general and administrative expenses decreased to $765,808, compared to $977,471 for the six months ended June 30, 2004. For the six months ended June 30, 2005, the cost of revenues was $919,852, compared to $59,486 for the same six month period ended June 30, 2004. These costs relate to payments made to subcontractors and universities in connection with the aforementioned grants.

While DOR’s second quarter 2005 financial results are substantially better than results reported in prior quarters for reasons previously described, the Company expects financial results for the remainder of the year to be more in line with past results.

“We are extremely pleased with the progress we have made so far in 2005,” commented Michael T. Sember, President and Chief Executive Officer of DOR. “2005 has so far been marked by substantial advancement and important developments in all three of our lead programs. In particular, we look forward to filing a high quality NDA for orBec® for the treatment of the unmet medical need of intestinal Graft-versus-Host Disease as soon as possible. Our goal is to file the NDA before year end 2005.”

DOR’s Second Quarter 2005 Highlights:

•
On April 15, 2005, DOR announced that the abstract describing orBec® Phase III Clinical Trial results was selected for presentation at the annual meeting of the American Association of Cancer Research.

•	On April 20, 2005, DOR announced its intention to file a New Drug Application (NDA) with the FDA for orBec® pursuant to its meeting with FDA.

•	On May 4, 2005, DOR announced the appointment of T. Jerome Madison, M.B.A., C.P.A., to the Board of Directors. Mr. Madison brings over 30 years of financial and pharmaceutical experience.

•
On June 15, 2005 DOR announced positive interim results from the Phase I Clinical trial of RiVaxTM. Results from the trial demonstrated that RiVaxTM is safe and immunogenic after immunization with three monthly injections of vaccine, with volunteers developing antibodies.

Subsequent Events:

•	On July 13, 2005, DOR announced that its compliance plan period was extended by the AMEX to October 15, 2005.

•
On July 20, 2005, DOR announced that it achieved the important milestone of the completion of downstream process development and fermentation with its manufacturing partner Cambrex in the development and manufacture of RiVaxTM.

•	On July 26, 2005, DOR announced that it entered into a joint development agreement with Dowpharma for the development of BT-VACCTM, DOR’s oral vaccine against Botulinum Toxin poisioning.

Selected Financial Data:

Statement of Operations Data
Quarter Ended June 30, 2005:

Net loss applicable to common stockholders   ($541,412)

Six months Ended June 30, 2005:

Net loss applicable to common stockholders   ($1,570,727)

Balance Sheet Data
As of June 30, 2005:

Cash and cash equivalents      $3,189,628
Working capital             $2,574,553
Total shareholders’ equity      $4,676,895

About DOR BioPharma, Inc.

DOR BioPharma, Inc. is a biopharmaceutical company focused on the development of therapeutic products and biomedical countermeasures for areas of unmet medical need. Our lead product, orBec® (oral beclomethasone dipropionate), is a potent, locally-acting corticosteroid being developed for the treatment of intestinal Graft-versus-Host disease (iGVHD), a common serious complication of bone marrow transplantation for cancer, as well as other gastrointestinal disorders characterized by severe inflammation. We intend to file a new drug application (NDA) with the FDA for orBec® for the treatment of iGVHD later this year.

Through our BioDefense Division, we are developing biomedical countermeasures pursuant to the paradigm established by the recently enacted Project BioShield Act of 2004. Our biodefense products in development are bioengineered vaccines designed to protect against the deadly effects of ricin toxin and botulinum toxin, both of which are considered serious bioterrorism threats. Our ricin toxin vaccine, RiVaxTM, is currently the subject of a Phase I clinical trial in normal volunteers. We have also recently announced the initiation of a new botulinum toxin therapeutic development program based on rational drug design.

For further information regarding DOR BioPharma, please visit the Company's website located at http://www.dorbiopharma.com.

This press release contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, that reflect DOR BioPharma's current expectations about its future results, performance, prospects and opportunities, including statements regarding the potential use of orBec® for the treatment of iGVHD and the prospects for regulatory filings for orBec®. Where possible, DOR BioPharma has tried to identify these forward-looking statements by using words such as "anticipates", "believes", "intends", or similar expressions. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements. DOR BioPharma cannot assure you that it will be able to successfully develop or commercialize products based on its technology, including orBec®, particularly in light of the significant uncertainty inherent in developing vaccines against bioterror threats, manufacturing and conducting preclinical and clinical trials of vaccines, and obtaining regulatory approvals, that its technologies will prove to be safe and effective (including that the results of its Phase I clinical trial of RiVaxTM will demonstrate acceptable safety and immunogenicity/efficacy), that its cash expenditures will not exceed projected levels, that it will be able to obtain future financing or funds when needed, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully obtain any further grants and awards, maintain its existing grants which are subject to performance, enter into any biodefense procurement contracts with the U.S. Government or other countries, that it will be able to patent, register or protect its technology from challenge and products from competition or maintain or expand its license agreements with its current licensors, that it will be able to maintain its listing on the American Stock Exchange, or that its business strategy will be successful. Important factors which may affect the future use of orBec® for iGVHD include the risks that: because orBec® did not achieve statistical significance in its primary endpoint in the pivotal Phase III clinical study (i.e. a p-value of less than or equal to 0.05), the FDA may not consider orBec® approvable based upon existing studies, orBec® may not show therapeutic effect or an acceptable safety profile in future clinical trials, if required, or could take a significantly longer time to gain regulatory approval than DOR BioPharma expects or may never gain approval; Dor BioPharma is dependent on the expertise, effort, priorities and contractual obligations of third parties in the clinical trials, manufacturing, marketing, sales and distribution of its products; or orBec® may not gain market acceptance; and others may develop technologies or products superior to orBec®. These and other factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, DOR BioPharma's most recent reports on Form 10-QSB and Form 10-KSB. DOR BioPharma assumes no obligation to update or revise any forward-looking statements as a result of new information, future events, and changes in circumstances or for any other reason.

Company Contact:
Evan Myrianthopoulos
Chief Financial Officer
(305) 534-3383
www.dorbiopharma.com